Exhibit 4.7

SIXTEENTH SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 1, 2024

BY AND AMONG

HEALTHPEAK OP, LLC

as Issuer,

HEALTHPEAK PROPERTIES, INC.,

DOC DR HOLDCO, LLC, and

DOC DR, LLC

as Guarantors

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

SUPPLEMENTAL TO THE INDENTURE DATED AS OF NOVEMBER 19, 2012,

AS AMENDED AND RESTATED ON FEBRUARY 10, 2023

This SIXTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made and entered into as of March 1, 2024 among Healthpeak OP, LLC, a Maryland limited liability company (the “Issuer”), Healthpeak Properties, Inc., a Maryland corporation (the “Existing Guarantor”), DOC DR Holdco, LLC, a Maryland limited liability company (the “DOC Holdco Guarantor”), DOC DR, LLC, a Maryland limited liability company (the “DOC OP Guarantor ” and, together with DOC Holdco Guarantor, the “DOC Guarantors”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Issuer (formerly known as HCP, Inc., a Maryland corporation, and subsequently as Healthpeak Properties, Inc., a Maryland corporation) and the Trustee executed and delivered an Indenture dated as of November 19, 2012 (the “Original Base Indenture”) to provide for the future issuance of the Issuer’s senior debt securities (the “Securities”) to be issued from time to time in one or more series;

WHEREAS, on February 10, 2023, the Issuer, the Existing Guarantor and the Trustee executed and delivered (i) the Fourteenth Supplemental Indenture, dated as of February 10, 2023 (the “February 2023 Supplemental Indenture”) to the Original Base Indenture to, among other things, amend and restate the Original Base Indenture, have the Existing Guarantor fully and unconditionally guarantee all existing and future Securities previously issued and to be issued under the Original Base Indenture and cure ambiguities in certain supplemental indentures to the Base Indenture and (ii) an Amended and Restated Indenture, dated February 10, 2023, which amended and restated the Original Base Indenture (as so amended and restated and as may be amended, supplemented or otherwise modified from time to time, the “Base Indenture” and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of October 29, 2023, by and among the Existing Guarantor, the DOC Holdco Guarantor (formerly known as Alpine Sub, LLC), a wholly owned subsidiary of the Existing Guarantor, the DOC OP Guarantor (formerly known as Alpine OP Sub, LLC), a wholly owned subsidiary of the Existing Guarantor, Physicians Realty Trust, a Maryland real estate investment trust (“Old DOC”), and Physicians Realty L.P., a Delaware limited partnership (“Old DOC OP”), on March 1, 2024, (i) Old DOC merged with and into the DOC Holdco Guarantor (the “Company Merger”), with the DOC Holdco Guarantor surviving as a wholly owned subsidiary of the Existing Guarantor (the “Company Surviving Entity”), (ii) immediately following the effectiveness of the Company Merger, the Existing Guarantor contributed to the Issuer of all of the outstanding equity interests in the Company Surviving Entity (the “Contribution”), and (iii) immediately following the Contribution, Old DOC OP merged with and into the DOC OP Guarantor (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the DOC OP Guarantor surviving as a subsidiary of the Issuer (the “Partnership Surviving Entity”).

WHEREAS, prior to the date hereof, the Issuer has issued 3.400% Senior Notes due 2025 (the “3.400% 2025 Notes”), 4.000% Senior Notes due 2025 (the “4.000% 2025 Notes”), 3.250% Senior Notes due 2026 (the “2026 Notes”), 1.350% Senior Notes due 2027 (the “2027 Notes”), 2.125% Senior Notes due 2028 (the “2028 Notes”), 3.500% Senior Notes due 2029 (the “2029 Notes”), 3.000% Senior Notes due 2030 (the “2030 Notes”), 2.875% Senior Notes due 2031 (the “2031 Notes”), and 5.250% Senior Notes due 2032 (the “2032 Notes” and, together with the 3.400% 2025 Notes, 4.000% 2025 Notes, 2026 Notes, 2027 Notes, 2028 Notes, 2029 Notes, 2030 Notes and 2031 Notes, the “Existing Notes”) pursuant to the terms of the Base Indenture and the applicable Existing Supplemental Indenture (as defined below);

WHEREAS, prior to the date hereof, the Issuer has entered into the Fifth Supplemental Indenture dated January 21, 2015 in respect of the 3.400% 2025 Notes (the “January 2015 Supplemental Indenture”), the Sixth Supplemental Indenture dated May 20, 2015 in respect of the 4.000% 2025 Notes (the “May 2015 Supplemental Indenture”), the Eighth Supplemental Indenture dated July 5, 2019 in respect of the 2026 Notes and the 2029 Notes (the “July 2019 Supplemental Indenture”), the Ninth Supplemental Indenture dated November 21, 2019 in respect of the 2030 Notes (the “November 2019 Supplemental Indenture”), the Tenth Supplemental Indenture dated June 23, 2020 in respect of the 2031 Notes (the “June 2020 Supplemental Indenture”), the Eleventh Supplemental Indenture dated July 12, 2021 in respect of the 2027 Notes (the “July 2021 Supplemental Indenture”), the Twelfth Supplemental Indenture dated November 24, 2021 in respect of the 2028 Notes (the “November 2021 Supplemental Indenture”), and the Thirteenth Supplemental Indenture dated January 17, 2023 in respect of the 2032 Notes (the “January 2023 Supplemental Indenture”) and the Issuer and the Existing Guarantor have entered into the Fifteenth Supplemental Indenture dated May 10, 2023 in respect of the issuance of additional 2032 Notes (the “May 2023 Supplemental Indenture” and, together with the January 2015 Supplemental Indenture, May 2015 Supplemental Indenture, July 2019 Supplemental Indenture, November 2019 Supplemental Indenture, June 2020 Supplemental Indenture, July 2021 Supplemental Indenture, November 2021 Supplemental Indenture and February 2023 Supplemental Indenture, the “Existing Supplemental Indentures”);

WHEREAS, Sections 14.01(h), (j) and (k) of the Base Indenture provide that, without the consent of any Holders, the Issuer and the Existing Guarantor, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture, in form satisfactory to the Trustee, to (i) make any change in any series of Securities that does not adversely affect in any material respect the rights of the Holders of such Securities, (ii) add a guarantor with respect to any series of Securities and (iii) cure any ambiguity or inconsistency or to correct or supplement any provision contained in the Base Indenture or in any indenture supplemental to the Base Indenture which may be defective or inconsistent with any other provision contained in the Base Indenture or in any supplemental to the Base Indenture; and

WHEREAS, in connection with the Mergers, the Issuer and the Existing Guarantor desire, and the Trustee agrees to (i) amend the Base Indenture, (ii) amend each of the Existing Supplemental Indentures to add the benefit of a guarantee provided by the DOC Guarantors in respect of the applicable series of the Existing Notes, in accordance with the terms of the Indenture, and (iii) cure any ambiguity in the Existing Supplemental Indentures resulting from the Mergers.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE 1

AMENDMENT

Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Base Indenture.

Section 1.1.         For purposes of this Supplemental Indenture and as used in the Base Indenture, unless the context requires otherwise, the term “Guarantor” or “Guarantors,” as the case may be, shall mean, on a joint and several basis, the Existing Guarantor and the DOC Guarantors; provided, that as used in Section 10.02 of the Base Indenture, the term “Guarantor” shall mean “Healthpeak Properties, Inc.”

Section 1.2.         The reference to “Section 2.11” in Section 1.2 of the February 2023 Supplemental Indenture is hereby replaced with “Section 2.12”. With respect to the applicable series of Existing Notes, Section 2.17 of each of the January 2015 Supplemental Indenture and the May 2015 Supplemental Indenture (which Section 2.17 was, in each case, added by amendment pursuant to the February 2023 Supplemental Indenture) is hereby deleted in its entirety and replaced with the following as Section 2.17, and Section 2.12 of each of the July 2019 Supplemental Indenture, the November 2019 Supplemental Indenture, the June 2020 Supplemental Indenture, the July 2021 Supplemental Indenture, the November 2021 Supplemental Indenture and the January 2023 Supplemental Indenture (which Section 2.12 was, in each case, added by amendment pursuant to the February 2023 Supplemental Indenture) is hereby deleted in its entirety and replaced with the following as Section 2.12:

Securities Guarantee. The payment of principal, interest and certain other amounts on the Notes will be fully and unconditionally guaranteed by the Guarantors, jointly and severally, on a senior unsecured basis as set out in Article XVI of the Base Indenture, as amended by the Sixteenth Supplemental Indenture dated as of March 1, 2024; provided, that the DOC Guarantors shall be automatically and unconditionally released from their guarantee of the obligations of the Issuer under the Notes as provided in Section 16.04 of the Base Indenture (as amended by the Sixteenth Supplemental Indenture dated as of March 1, 2024).

Section 1.3.         Section 1.1 of the May 2023 Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

Section 1.1.         The payment of principal, interest and certain other amounts on the Additional Notes will be fully and unconditionally guaranteed by the Guarantors, jointly and severally, on a senior unsecured basis as set out in Article XVI of the Base Indenture, as amended by the Sixteenth Supplemental Indenture dated as of March 1, 2024; provided, that the DOC Guarantors shall be automatically and unconditionally released from their guarantee of the obligations of the Issuer under the Additional Notes as provided in Section 16.04 of the Base Indenture (as amended by the Sixteenth Supplemental Indenture dated as of March 1, 2024). With respect to any Additional Notes issued on or after May 10, 2023 (including any further issuance of the Notes pursuant to Section 2.3 of the Thirteenth Supplemental Indenture), the form of Note set forth on Exhibit A to the Thirteenth Supplemental Indenture shall include the form of notation of guarantee set forth on Exhibit A to this Supplemental Indenture; provided that no such notation of guarantee shall be required by any DOC Guarantor with respect to any Additional Notes issued prior to March 1, 2024.

Section 1.4.         Article XVI of the Base Indenture is hereby deleted in its entirety and replaced with the following as Article XVI:

ARTICLE XVI

GUARANTEES

Section 16.01 Applicability of Article; Guarantees.

(a)            All Securities previously issued under the Indenture and that remain Outstanding as of March 1, 2024 shall have the benefit of the Guarantees as set forth in this Article XVI, and, if the Issuer elects to issue any series of Securities on any date after March 1, 2024 with the benefit of the Guarantees as set forth in this Article then the provisions of this Article XVI (with such modifications thereto as may be specified pursuant to Section 3.01 with respect to any series of Securities issued after March 1, 2024) will be applicable to such Securities. Each reference in this Article XVI to a “Security” or “the Securities” refers to the Securities of the particular series as to which provision has been made for such Guarantees (including, for the avoidance of doubt, all Securities that have been previously issued under the Indenture and that remain Outstanding as of March 1, 2024). If more than one series of Securities as to which such provision has been made are Outstanding at any time, the provisions of this Article XVI shall be applied separately to each such series.

(b)            Subject to this Article XVI, the Guarantors, jointly and severally, fully and unconditionally guarantee to the Trustee and to each Holder of a Security of any series issued with the benefit of Guarantees and which Security has been authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, such Security or the obligations of the Issuer hereunder or thereunder, that:

(i)            the principal of, premium, if any, and interest on such Security will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on such Security, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)            in case of any extension of time of payment or renewal of any Securities of that series or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be obligated to pay the same immediately. The Guarantors agree that this is a guarantee of payment and not a guarantee of collection.

(c)            Each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Securities of any series issued with the benefit of Guarantees or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities of that series with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment in full of all obligations under the Securities of that series. Each Guarantor in respect of a series of Securities hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer in respect of that series, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in such Securities and this Indenture.

(d)            If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, these Guarantees, to the extent theretofore discharged, will be reinstated in full force and effect.

(e)            Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Seven hereof for the purposes of their Guarantees notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Seven hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of their Guarantees.

Section 16.02 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Securities of any series issued with the benefit of Guarantees, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each Guarantor hereby irrevocably agree that the obligations of each Guarantor will, after giving effect to any maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 16.03 Execution and Delivery of Guarantee. For all Securities issued after March 1, 2024 as to which the Issuer elects to issue with the benefit of the Guarantees as provided herein, to evidence its Guarantee set forth in Section 16.01 in respect of Securities of a series issued with the benefit of Guarantees, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form as shall be established in one or more indentures supplemental hereto, will be endorsed by an officer of each Guarantor on each Security of that series authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of each Guarantor by one of its officers.

Section 16.04 Release of Guarantees. The Guarantees of the respective DOC Guarantors shall be automatically and unconditionally released: (i) upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of the respective DOC Guarantor (other than to the Issuer or any Affiliate of the Issuer); (ii) upon the sale or disposition of all or substantially all the property of the respective DOC Guarantor (other than to any Affiliate of the Issuer); or (iii) on the date and time at which none of the DOC OP Guarantor’s 4.300% Senior Notes due 2027, 3.950% Senior Notes due 2028, and 2.625% Senior Notes due 2031 remain outstanding. The Guarantee of the respective DOC Guarantor also shall be released with respect to a series of Securities to be issued as provided in the Board Resolution, supplemental indenture or Officer’s Certificate establishing such series pursuant to Section 3.01 of the Base Indenture. The Guarantee of the respective DOC Guarantor, with respect to a series of Securities, also will be released upon a satisfaction and discharge pursuant to Section 12.02 of the Base Indenture or a defeasance pursuant to Section 12.03 of the Base Indenture, in each case with respect to such series of Securities. The Issuer will give written notice as promptly as practicable to the Trustee of the automatic release of any DOC Guarantee pursuant to this Section 16.04. At the Issuer’s request and expense, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that such documents, instructions or instruments are permitted or authorized by the Indenture.

Each Guarantor hereby agrees that its Guarantee set forth in Section 16.01 will remain in full force and effect notwithstanding any failure to endorse on each Security of that series a notation of such Guarantee.

If an officer whose signature is on this Indenture or on the applicable Guarantee no longer holds that office at the time the Trustee authenticates the Security of that series on which such Guarantee is endorsed, such Guarantee will be valid nevertheless.

The delivery of any Security of a series issued with the benefit of Guarantees by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guarantees set forth in this Indenture on behalf of each Guarantor (including, for the avoidance of doubt, all Securities which have been previously issued, and authenticated by the Trustee, and which remain Outstanding as of March 1, 2024).

Section 1.5.          Except as expressly provided in this Supplemental Indenture, to the extent that any Existing Supplemental Indenture modifies the Base Indenture with respect to any particular series of Existing Notes, such modifications will remain in full force and effect.

ARTICLE 2

MISCELLANEOUS

Section 2.1.         The recitals herein contained are made by the Issuer and the Existing Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 2.2.         This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 2.3.         In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.4.         This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature page follows]

IN WITNESS WHEREOF, the Issuer, the Existing Guarantor, the DOC Guarantors and the Trustee have caused this Supplemental Indenture to be executed in their respective corporate names as of the date first above written.

HEALTHPEAK OP, LLC, as Issuer By: HEALTHPEAK PROPERTIES, INC., its Managing Member

By:	/s/ Peter A. Scott
Name:	Peter A. Scott
Title:	Chief Financial Officer

HEALTHPEAK PROPERTIES, INC., as Guarantor

By:	/s/ Peter A. Scott
Name:	Peter A. Scott
Title:	Chief Financial Officer

DOC DR HOLDCO, LLC, as Guarantor

By:	HEALTHPEAK OP LLC, its Sole Member

By:	HEALTHPEAK PROPERTIES, INC., its Managing Member

By:	/s/ Peter A. Scott
Name:	Peter A. Scott
Title:	Chief Financial Officer

DOC DR, LLC, as Guarantor

By:	DOC DR HOLDCO, LLC, its Managing Member

By:	HEALTHPEAK OP LLC, its Sole Member

By:	HEALTHPEAK PROPERTIES, INC., its Managing Member

By:	/s/ Peter A. Scott
Name:	Peter A. Scott
Title:	Chief Financial Officer
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael C. Jenkins
Name:	Michael C. Jenkins
Title:	Vice President